EXHIBIT 99.1

Press Release Dated November 1, 2018

Geron Corporation Reports Third Quarter 2018 Financial Results and Recent Company Events

●	Imetelstat program transition proceeding, including plans to initiate Phase 3 portion of IMerge
●	Abstracts for IMbark and IMerge accepted for oral presentation at American Society of Hematology Meeting (ASH) in December
●	Conference call scheduled for 4:30 p.m. ET today

MENLO PARK, Calif., November 1, 2018 -- Geron Corporation (Nasdaq: GERN) today announced recent company events and reported financial results for the three and nine months ended September 30, 2018. The Company ended the third quarter of 2018 with $184.8 million in cash and marketable securities and expects to utilize these financial resources to advance the clinical development of imetelstat, the Company’s first-in-class telomerase inhibitor.

“We are very excited to have 100% ownership of imetelstat, a Phase 3 ready asset with Phase 2 data from both IMerge and IMbark that have been selected for oral presentations at the ASH meeting in December,” said John A. Scarlett, M.D., Geron’s President and Chief Executive Officer. “We are in the process of transitioning imetelstat back to Geron and have the cash to support our key near-term objective of commencing enrollment for the Phase 3 portion of IMerge by mid-year 2019.”

Recent Company Events

Geron regained the global rights to develop and commercialize imetelstat upon the termination of a collaboration and license agreement with Janssen Biotech, Inc. (Janssen). The transition of the entire imetelstat program back to Geron is expected to occur over approximately 12 months, through September 2019, with operational support from Janssen. Patients currently enrolled in the ongoing imetelstat clinical trials in myelofibrosis (IMbark) and myelodysplastic syndromes (IMerge) will continue to be supported through the respective trial protocols, including treatment and follow-up. Previously, Geron and Janssen shared both the IMerge and IMbark clinical development costs 50/50. While Geron is now solely accountable for imetelstat development costs, each company will be responsible for their own respective transition costs as the imetelstat program transfers back to Geron.

After sponsorship of the imetelstat Investigational New Drug (IND) application has been transferred from Janssen, Geron plans to initiate the Phase 3 portion of IMerge in lower risk myelodysplastic syndromes (MDS) and is targeting mid-year 2019 for patient screening and enrollment. In addition, Geron intends to discuss the results of the IMbark primary analysis, including the assessment of overall survival as it compares to historical data, with experts in myelofibrosis (MF), as well as regulatory authorities. The Company believes feedback from these discussions will provide important information on the feasibility, scope and design of any potential future clinical trials for imetelstat in Intermediate-2 or High-risk MF patients who have relapsed after or are refractory to prior treatment with a JAK inhibitor.

Third Quarter and Year to Date 2018 Results

For the third quarter of 2018, the Company reported a net loss of $5.6 million, or $0.03 per share, compared to $6.9 million, or $0.04 per share, for the comparable 2017 period. Net loss for the first nine months of 2018 was $19.7 million, or $0.11 per share, compared to $20.5 million, or $0.13 per share, for the comparable 2017 period.

Revenues for the three and nine months ended September 30, 2018 were $165,000 and $691,000, respectively, compared to $163,000 and $874,000 for the comparable 2017 periods. Revenues for the three and nine months ended September 30, 2018 and 2017 included royalty and license fee revenues under various non-imetelstat license agreements. The Company adopted the new revenue recognition accounting standard as of January 1, 2018 using the modified retrospective transition method. Financial results for the three and nine months ended September 30, 2018 are presented under the new accounting standard, but prior period amounts have not been adjusted and continue to be reported under accounting standards used historically. Therefore, there is a lack of comparability to the prior periods presented. As a result, the decrease in revenues for the nine months ended September 30, 2018, compared to the same period in 2017, reflects not only a reduction in the number of active non-imetelstat license agreements, but also a change in the accounting method. However, the Company does not expect the adoption of the new revenue recognition accounting standard to have a material impact to its financial statements on an ongoing basis.

Total operating expenses for the three and nine months ended September 30, 2018 were $7.0 million and $22.2 million, respectively, compared to $7.4 million and $22.3 million for the comparable 2017 periods.

Research and development expenses for the three and nine months ended September 30, 2018 were $2.7 million and $8.4 million, respectively, compared to $2.6 million and $8.5 million for the comparable 2017 periods. The changes in research and development expenses for the three and nine months ended September 30, 2018, compared to the same periods in 2017, primarily reflect the net result of higher personnel related expenses, partially offset by lower costs for our proportionate share of clinical development expenses under the former imetelstat collaboration with Janssen. Geron expects research and development expenses to increase in the future as Geron’s share of imetelstat development costs increases from 50% previously to 100% as of the termination date of the collaboration agreement and as it adds personnel, consultants and a global contract research organization (CRO) to support the further development of imetelstat.

General and administrative expenses for the three and nine months ended September 30, 2018 were $4.3 million and $13.8 million, respectively, compared to $4.8 million and $13.8 million for the comparable 2017 periods. The decrease in general and administrative expenses for the three months ended September 30, 2018, compared to the same period in 2017, primarily reflects the net result of reduced personnel related expenses, including lower stock-based compensation expense, partially offset by higher consulting expenses. Geron expects general and administrative expenses to increase in the future with the elimination of cost-sharing with Janssen as of the termination date of the collaboration agreement for imetelstat patent prosecution expenses and as it adds additional personnel to support the expansion of internal research and development functions.

Interest and other income for the three and nine months ended September 30, 2018 was $1.1 million and $2.2 million, respectively, compared to $363,000 and $1.0 million for the comparable 2017 periods. The increase in interest and other income for the three and nine months ended September 30, 2018, compared to the same periods in 2017, primarily reflects higher yields on the Company’s increased marketable securities portfolio.

Conference Call and Webcast

Geron will host a conference call to discuss third quarter financial results and recent events at 4:30 p.m. ET on Thursday, November 1, 2018.

Participants may access the conference call live via telephone by dialing domestically +1 (877) 303-9139 or internationally +1 (760) 536-5195. The passcode is 7133129. A live, listen-only webcast will also be available on the Company’s website at www.geron.com/investors/events. If you are unable to listen to the live call, an archived webcast will be available on the Company’s website for 30 days.

About Imetelstat

Imetelstat is a novel, first-in-class telomerase inhibitor exclusively owned by Geron and being developed in hematologic myeloid malignancies. Early clinical data suggest imetelstat may have disease-modifying activity through the suppression of malignant progenitor cell clone proliferation, which allows potential recovery of normal hematopoiesis. Ongoing clinical studies of imetelstat include a Phase 2/3 trial called IMerge in lower risk myelodysplastic syndromes (MDS) and a Phase 2 trial called IMbark in Intermediate-2 to High-risk myelofibrosis. Imetelstat received Fast Track designation from the United States Food and Drug Administration for the treatment of patients with transfusion-dependent anemia due to lower risk MDS who are non-del(5q) and refractory or resistant to an erythroid stimulating agent.

About Geron

Geron is a clinical stage biopharmaceutical company focused on the development and potential commercialization of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such statements, include, without limitation, those regarding: (i) the prospects for imetelstat; (ii) that more mature data for IMbark and IMerge will be presented at the ASH meeting in December 2018; (iii) that patient screening and enrollment for the Phase 3 portion of IMerge will begin by mid-year 2019; (iv) that IMbark and IMerge will continue; (v) that there may be a future clinical trial of imetelstat for Intermediate-2 or High-risk MF patients who are relapsed after or are refractory to prior treatment with a JAK inhibitor; (vi) that adoption of the new revenue recognition accounting standard will not have a material impact on the Company’s financial statements; (vii) that imetelstat may have disease-modifying activity; (viii) financial projections and expectations; and (ix) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) whether imetelstat will succeed in IMbark and IMerge--including the Phase 3 portion, by overcoming all of the clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges and that regulatory authorities permit both trials to continue without any clinical holds; (ii) Janssen’s ability to collect additional and more mature data from IMbark and IMerge for an update at ASH; (iii) whether regulatory authorities permit the further development of imetelstat on a timely basis, or at all, to enable patient screening and enrollment of the Phase 3 portion of IMerge to begin by mid-year 2019; (iv) whether imetelstat is safe and efficacious, and whether any future efficacy or safety results may cause the benefit-risk profile of imetelstat to become unacceptable; (v) whether the transition of the imetelstat program from Janssen to the Company proceeds on a timely basis to enable patient screening and enrollment of the Phase 3 portion of IMerge to begin by mid-year 2019; (vi) whether experts in MF and regulatory authorities believe a Phase 3 clinical trial of imetelstat in MF should be initiated; (vii) whether imetelstat does demonstrate disease-modifying activity; (viii) whether adoption of the new revenue recognition accounting standard does not in fact have a material impact on the Company’s financial statements; and (ix) the need for future capital. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s quarterly report on Form 10-Q for the quarter ended September 30, 2018. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Suzanne Messere
Investor and Media Relations
investor@geron.com
media@geron.com

CG Capital
877-889-1972

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2018	2017	2018	2017
Revenues:
License fees and royalties	$165	$163	$691	$874

Operating expenses:
Research and development	2,707	2,637	8,351	8,510
General and administrative	4,263	4,770	13,824	13,833
Total operating expenses	6,970	7,407	22,175	22,343
Loss from operations	(6,805)	(7,244)	(21,484)	(21,469)

Interest and other income	1,060	363	2,171	1,041
Change in fair value of equity investment	205	—	(270)	—
Other expense	(57)	(18)	(134)	(59)
Net loss	$(5,597)	$(6,899)	$(19,717)	$(20,487)

Basic and diluted net loss per share:
Net loss per share	$(0.03)	$(0.04)	$(0.11)	$(0.13)
Shares used in computing net loss per share	184,301,986	159,216,642	173,187,753	159,186,853

CONDENSED BALANCE SHEETS

	September 30,	December 31,
(In thousands)	2018	2017
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$12,998	$16,603
Current marketable securities	153,622	78,351
Other current assets	2,254	1,016
Total current assets	168,874	95,970

Noncurrent marketable securities	18,143	14,241
Property and equipment, net	66	102
Other assets	851	—
	$187,934	$110,313

Current liabilities	$4,467	$6,516
Stockholders’ equity	183,467	103,797
	$187,934	$110,313

Note 1:	Derived from audited financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2017.

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